Exhibit 99.1

Universal Technical Institute, Inc. Reports Year End and Fourth Quarter Results, For Fiscal 2006

PHOENIX, December 6, 2006 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the fourth fiscal quarter and year ending September 30, 2006.

Fiscal 2006 Operating Performance

Net revenues for the year ended September 30, 2006 were $347.1 million, an 11.7% increase from $310.8 million for the same period in the previous year.

Income from operations for the year ended September 30, 2006 was $45.5 million, excluding equity based compensation of $4.8 million as compared to $55.8 million in the same period in the previous year, which did not include equity based compensation expense.  The year over year decrease in income from operations relates to higher operating costs and lower capacity utilization due to additional capacity added during the current fiscal year.  In addition, net operating losses associated with the expansion of Norwood, MA and Sacramento, CA were $9.0 million during the year ended September 30, 2006.  Net operating losses associated with the expansion of Exton, PA, Norwood, MA and Sacramento, CA were $5.8 million during the year ended September 30, 2005.  Fiscal 2006 also included $1.1 million of costs associated with a reduction in force as compared to no costs related to a reduction in force for the year ended September 30, 2005.

Income from operations for the year ended September 30, 2006 was $40.7 million, including equity based compensation as compared to $55.8 million for the year ended September 30, 2005.  The year ended September 30, 2006 includes equity based compensation expense of $4.8 million.

Operating margin for the year ended September 30, 2006 was 13.1% down from 18.0%, excluding equity based compensation for the year ended September 30, 2005, which did not include equity based compensation expense.  Lower than planned students, as well as higher operating costs including compensation related costs, advertising, depreciation and a reduction in force, lowered margins as compared to the year ended September 30, 2005.  Capacity utilization for the fiscal year ended September 30, 2006 was 64.9% as compared to 69.9% during the same period a year ago.

Operating margin, for the year ended September 30, 2006 was 11.7% down from 18.0%, including equity based compensation expense for the year ended September 30, 2005.  The year ended September 30, 2006 includes equity based compensation expense of $4.8 million.

Net income for the year ended September 30, 2006 was $30.4 million or $1.07 per diluted share excluding equity based compensation as compared to net income of $35.8 million or $1.26 per diluted share, for the year ended September 30, 2005, which did not include equity based compensation expense.  Net income margin for the year ended September 30, 2006 was 8.7%, excluding equity based compensation and was 11.5% for the year ended September 30, 2005, which did not include equity based compensation.

Net income for the year ended September 30, 2006 was $27.4 million or $0.97 per diluted share, including equity based compensation, a decrease from net income of $35.8 million or $1.26 per diluted share, for the year ended September 30, 2005.  Net income margin for the year ended September 30, 2006 was 7.9% including equity based compensation as compared to 11.5% for the year ended September 30, 2005.

“After months of steady decline in year-over-year contract growth, we were pleased to see the trend reverse in October driving 3.3% growth in contracts for the first two months of our new fiscal year,” said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc.    ”Although this represents progress, we believe there is more to be gained from our increased investment in marketing.  As we’ve broadened our advertising reach beyond our traditional enthusiast students, we have discovered different needs and motivations for this population.  This has made conversion of student interest into contracts and starts more challenging than expected.  We are addressing these issues as we believe this new pool of potential students is key to our future growth.”

Fiscal 2006 Fourth Quarter Operating Performance

Net revenues for the fourth quarter of fiscal 2006 were $88.7 million, a 5.8% increase from $83.9 million for the same quarter last year.  The growth drivers during the fourth fiscal quarter were primarily tuition increases and higher average student enrollment.

Income from operations for the fourth quarter of fiscal 2006 was $7.8 million excluding equity based compensation expense of $1.5 million as compared to $14.4 million for the fourth quarter of fiscal 2005, which did not include equity based compensation expense.  The year over year decrease in income from operations relates to higher operating costs and lower capacity utilization due to additional capacity added during the current fiscal year. The fourth quarter of fiscal 2006 also included approximately $1.1 million of costs associated with a reduction in force.  The fourth quarter of fiscal 2005 did not include any costs associated with a reduction in force.

Income from operations for the fourth quarter of fiscal 2006 was $6.3 million including equity based compensation compared to $14.4 million for the fourth quarter of fiscal 2005.  Fiscal 2006 fourth quarter includes equity based compensation expense of $1.5 million.

Operating margin for the fourth quarter of fiscal 2006, excluding equity based compensation expense was 8.8%, compared to 17.2% for the same period last year.  Lower than planned students, higher operating costs including compensation, advertising, depreciation and costs associated with a reduction in force lowered margins as compared to the fourth quarter of fiscal 2005.  Capacity utilization for the fourth quarter of fiscal 2006 was 64.8% as compared to 73.4% during the same period a year ago.

Operating margin for the fourth quarter of fiscal 2006 including equity based compensation expense was 7.1%, as compared to 17.2% for the same period last year.  The fourth quarter of fiscal 2006 includes equity based compensation expense of approximately $1.5 million.

Net income for the fourth quarter of fiscal 2006 was $5.3 million, excluding equity based compensation expense, or $0.19 per diluted share as compared to net income of $9.2 million, or $0.32 per diluted share, for the same quarter in fiscal 2005.

Net income for the fourth quarter of fiscal 2006, including equity based compensation expense was $4.3 million, or $0.16 per diluted share as compared to net income of $9.2 million, or $0.32 per diluted share, for the same quarter in fiscal 2005.

Balance Sheet

At September 30, 2006, the company had $41.4 million in cash and cash equivalents compared with $52.0 at the end of fiscal 2005.

At September 30, 2006, the company had shareholders’ equity of $102.9 million, compared with shareholders’ equity of $95.7 million at September 30, 2005.  During the year ended September 30, 2006, the company repurchased approximately $30.0 million in common stock or approximately 1.4 million shares through a board approved repurchase program. During the quarter ended September 30, 2006 the company repurchased approximately $15.0 million in common stock or approximately 819,000 shares through a board approved repurchase program.  The shares were recorded as treasury stock during the fourth quarter of fiscal 2006.

Cash flow provided by operations was $45.4 million for the year ended September 30, 2006 compared with $57.4 million for the year ended September 30, 2005.   Cash flows for the period ended September 30, 2005 reflects a reclassification of $10.4 million from operating activities to investing activities related to the company’s letter of credit with the Department of Education.  The reclassification had no impact on the balance sheet or income statement for the period.

Student Enrollment Data

Average undergraduate enrollment for the three months ended September 30, 2006 was 16,278 students as compared to 16,169 students for the same period a year ago.  Average undergraduate enrollment for the year ended September 30, 2006 was 16,291 students, an increase of 5.9% from 15,390 for the same period a year ago.

Undergraduate enrollment at the end of the fourth quarter of fiscal 2006 was 17,523 students, compared with 17,368 students at the end of the fourth quarter of fiscal 2005.

Adoption of Financial Accounting Standard No. 123 (R)

The company adopted Statement of Financial Accounting Standards No. 123(R) effective October 1, 2005.  SFAS No. 123(R) requires the company to recognize equity based compensation expense for all stock option and other equity-based awards.  Prior to its adoption of SFAS No. 123(R), the company accounted for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25.

As a result of the company’s adoption of SFAS No. 123(R), the company’s press release includes certain financial measures that may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission.  These non-GAAP financial measures are provided to enhance the reader’s overall understanding and provide greater comparability of the company’s interim and annual financial performance for fiscal 2006.  This information should be considered in conjunction with the company’s financial results prepared in accordance with GAAP.

Conference Call

Management of Universal Technical Institute, Inc. will hold a conference call to discuss its fiscal 2006 fourth quarter results today at 3:00 p.m. Mountain time (5:00 p.m. Eastern).  Investors are invited to listen to the call live at www.uticorp.com.  Please access the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 19 dedicated training centers.  Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment.  Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.  The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2006	2005	2006	2005

Net Revenues	$88,734	$83,908	$347,066	$310,800
Operating expenses:
Educational services and facilities	45,377	39,669	173,229	145,026
Selling, general and administrative	37,101	29,816	133,097	109,996

Total operating expenses	82,478	69,485	306,326	255,022

Income from operations	6,256	14,423	40,740	55,778

Other (income) expense:
Interest income	(576)	(550)	(3,018)	(1,577)
Interest expense	10	24	48	116

Total other income	(566)	(526)	(2,970)	(1,461)

Income before income taxes	6,822	14,949	43,710	57,239
Income tax expense	2,516	5,718	16,324	21,420

Net income available to common shareholders	$4,306	$9,231	$27,386	$35,819

Earnings per share:
Net income per share – basic	$0.16	$0.33	$0.99	$1.28

Net income per share – diluted	$0.16	$0.32	$0.97	$1.26

Weighted average number of common shares outstanding:
Basic	27,196	27,973	27,799	27,899

Diluted	27,505	28,553	28,255	28,536

Other Data:
Depreciation and amortization	$4,055	$2,686	$14,205	$9,777
Number of campuses	10	9	10	9
Average undergraduate enrollment	16,278	16,169	16,291	15,390

	For the Period Ended September 30,

Balance Sheet Data:	2006	2005

Cash and cash equivalents	$41,431	$52,045
Current assets	$70,269	$103,698
Working (deficit) capital	$(26,009)	$13,817
Total assets	$212,161	$200,608
Total shareholders’ equity	$102,902	$95,733